Proxy Voting Results

A special meeting of the Variable Insurance Products Fund II shareholders was held on December 14, 2004. The results of votes taken among shareholders on proposals before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To amend the Declaration of Trust to allow the Board of Trustees, if permitted by applicable law, to authorize fund mergers without shareholder approval. A
	# of Votes	% of Votes
Affirmative	10,633,156,497.88	78.949
Against	2,079,333,933.24	15.439
Abstain	755,879,753.86	5.612
TOTAL	13,468,370,184.98	100.000
PROPOSAL 2
To elect a Board of Trustees. A
	# of Votes	% of Votes
J. Michael Cook
Affirmative	12,653,134,619.02	93.947
Withheld	815,235,565.96	6.053
TOTAL	13,468,370,184.98	100.000
Ralph F. Cox
Affirmative	12,621,475,328.63	93.712
Withheld	846,894,856.35	6.288
TOTAL	13,468,370,184.98	100.000
Laura B. Cronin
Affirmative	12,672,564,623.97	94.091
Withheld	795,805,561.01	5.909
TOTAL	13,468,370,184.98	100.000
Dennis J. Dirks B
Affirmative	100,000,000.00	00.000
Withheld	100,000,000.00	00.000
TOTAL	13,468,370,184.98	100.000
Robert M. Gates
Affirmative	12,659,421,698.29	93.994
Withheld	808,948,486.69	6.006
TOTAL	13,468,370,184.98	100.000
George H. Heilmeier
Affirmative	12,643,445,665.25	93.875
Withheld	824,924,519.73	6.125
TOTAL	13,468,370,184.98	100.000
Abigail P. Johnson
Affirmative	12,656,994,867.39	93.976
Withheld	811,375,317.59	6.024
TOTAL	13,468,370,184.98	100.000
Edward C. Johnson 3d
Affirmative	12,611,555,734.60	93.638
Withheld	856,814,450.38	6.362
TOTAL	13,468,370,184.98	100.000
Donald J. Kirk
Affirmative	12,632,695,111.23	93.795
Withheld	835,675,073.75	6.205
TOTAL	13,468,370,184.98	100.000
Marie L. Knowles
Affirmative	12,674,914,386.54	94.109
Withheld	793,455,798.44	5.891
TOTAL	13,468,370,184.98	100.000
Ned C. Lautenbach
Affirmative	12,679,654,480.45	94.144
Withheld	788,715,704.53	5.856
TOTAL	13,468,370,184.98	100.000
Marvin L. Mann
Affirmative	12,631,864,234.33	93.789
Withheld	836,505,950.65	6.211
TOTAL	13,468,370,184.98	100.000
William O. McCoy
Affirmative	12,627,373,668.93	93.756
Withheld	840,996,516.05	6.244
TOTAL	13,468,370,184.98	100.000
Robert L. Reynolds
Affirmative	12,676,011,492.18	94.117
Withheld	792,358,692.80	5.883
TOTAL	13,468,370,184.98	100.000
Cornelia M. Small B
Affirmative	12,673,927,441.76	94.101
Withheld	794,442,743.22	5.899
TOTAL	13,468,370,184.98	100.000
William S. Stavropoulos
Affirmative	12,650,527,834.35	93.928
Withheld	817,842,350.63	6.072
TOTAL	13,468,370,184.98	100.000
PROPOSAL 3
To amend the fundamental investment limitation concerning lending for each of Asset Manager Portfolio, Contrafund Portfolio and Index 500 Portfolio.
Asset Manager Portfolio
	# of Votes	% of Votes
Affirmative	1,849,622,102.61	80.210
Against	253,772,754.95	11.005
Abstain	202,575,618.72	8.785
TOTAL	2,305,970,476.28	100.000
Contrafund Portfolio
	# of Votes	% of Votes
Affirmative	5,886,227,662.54	79.495
Against	936,831,415.64	12.652
Abstain	581,452,493.19	7.853
TOTAL	7,404,511,571.37	100.000
Index 500 Portfolio
	# of Votes	% of Votes
Affirmative	1,626,622,004.43	80.121
Against	236,642,441.54	11.656
Abstain	166,939,389.09	8.223
TOTAL	2,030,203,835.06	100.000
A Denotes trust-wide proposals and voting results. B Effective January 1, 2005.